Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Ian Tanaka	Media Contact:	Tim Sakahara
	SVP, Treasurer		AVP, Corporate Communications Manager
	(808) 544-3646		(408) 500-5269
	ian.tanaka@cpb.bank		tim.sakahara@cpb.bank

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL REPORTS FIRST QUARTER EARNINGS OF $19.4 MILLION

•Net income of $19.4 million, or $0.70 per diluted share for the quarter.
•ROA of 1.06% and ROE of 14.44% for the quarter.
•Core loans increased by $120.3 million, or 2.4% (9.6% annualized), in the first quarter, while PPP loans decreased by $47.1 million, for a net increase in total loans of $73.2 million, or 1.4% (5.6% annualized) from last quarter.
•Ratio of nonperforming assets to total assets improved to 0.07% in the first quarter, from 0.08% last quarter.
•Cost of average total deposits remained at 0.06% in the first quarter.
•Completed equity investment and on track to serve as bank sponsor for Swell Financial, as part of the recently announced Banking-as-a-Service (“BaaS”) strategy.

•Board of Directors approved quarterly cash dividend of $0.26 per share.

HONOLULU, HI, April 20, 2022 – Central Pacific Financial Corp. (NYSE: CPF) (the "Company"), parent company of Central Pacific Bank (the "Bank" or "CPB"), today reported net income for the first quarter of 2022 of $19.4 million, or fully diluted earnings per share ("EPS") of $0.70, compared to net income in the first quarter of 2021 of $18.0 million, or EPS of $0.64, and net income in the fourth quarter of 2021 of $22.3 million, or EPS of $0.80.

In addition to the financial results, during the first quarter of 2022, the U.S. Small Business Administration ("SBA") Hawaii District Office announced that CPB was named the SBA Lender of the Year (Category 2), with CPB originating more SBA 7a loans to small businesses in Hawaii in 2021 than all other major Hawaii banks combined.

The first quarter also included an announcement that Swell Financial, Inc. ("Swell") will work with CPB and Elevate Credit, Inc. (NYSE:ELVT) ("Elevate", a leading tech-enabled provider of online credit solutions). Swell is a newly-launched fintech company incubated within CPB. It is on track to launch an integrated checking and line-of-credit account in the summer of 2022, with CPB serving as the bank sponsor. This key initiative will enable CPB to expand its presence beyond Hawaii into the U.S. mainland market. During the quarter, Swell also successfully closed a $10 million Series A capital raise that was led by third party investors, with participation from CPF and Elevate.

Central Pacific Financial Reports First Quarter Earnings of $19.4 Million

Finally, during the first quarter, the Bank continued its strong momentum with the new Shaka all-digital checking account base having reached nearly 4,000 accounts opened to-date. The Bank continues to focus on providing best-in-class digital convenience to our core Hawaii market through the product and related services.

"Central Pacific is pleased with our continued strong earnings in the first quarter of 2022. We anticipate that our ongoing digital transformation, along with a previously announced Banking-as-a-Service strategy, will contribute to our earnings growth in the future. With Hawaii’s stronger than anticipated economic recovery, we continue to have an optimistic outlook, and are committed to supporting the financial needs of our customers and the broader community," said Paul Yonamine, Chairman and Chief Executive Officer.

"Hawaii recently removed nearly all of the COVID-related restrictions which further facilitated our tourism industry's rapid recovery. Recent air arrivals have already surpassed pre-pandemic levels, even without the return of our international market. This has had a positive impact on our unemployment rate and our real estate market which has seen significant gains in sales and prices," said Executive Vice Chair Catherine Ngo.

"Our favorable revenue growth trends continued into the first quarter with solid core loan growth. With our strong asset quality, liquidity and capital positions, we are well positioned to continue to grow our market share," according to Arnold Martines, President and Chief Operating Officer.

On April 19, 2022, the Company's Board of Directors declared a quarterly cash dividend of $0.26 per share on its outstanding common shares. The dividend will be payable on June 15, 2022 to shareholders of record at the close of business on May 31, 2022.

During the first quarter of 2022, the Company repurchased 234,981 shares of common stock, at a total cost of $6.7 million, or an average cost per share of $28.65. During the three months ended March 31, 2022, the Company returned $13.9 million in capital to its shareholders through cash dividends and share repurchases.

Earnings Highlights
Net interest income for the first quarter of 2022 was $50.9 million, compared to $49.8 million in the year-ago quarter and $53.1 million in the previous quarter. Net interest margin for the first quarter of 2022 was 2.97%, compared to 3.19% in the year-ago quarter and 3.08% in the previous quarter. The sequential quarter decrease in net interest income and net interest margin is primarily due to lower net interest income and loan fees on PPP loans, combined with lower yields on core loans, partially offset by higher average loan and investment security balances. Net interest income for the first quarter of 2022 included $1.9 million in net interest income and loan fees on PPP loans, compared to $4.7 million in the previous quarter. Net deferred fees on PPP loans remaining at March 31, 2022 was $1.7 million, compared to $3.5 million at December 31, 2021. Additional information on average balances, interest income and expenses and yields and rates is presented in Table 4.

In the first quarter of 2022, the Company recorded a credit to the provision for credit losses of $3.2 million, compared to a credit to the provision of $0.8 million in the year-ago quarter and a credit to the provision of $7.7 million in the previous quarter. The credit to the provision for credit losses in the first quarter of 2022 was driven by continued improvements in the economic forecast and our loan portfolio.

Other operating income for the first quarter of 2022 totaled $9.6 million, compared to $10.7 million in the year-ago quarter and $11.6 million in the previous quarter. The decrease from the year-ago quarter was primarily due to lower mortgage banking income of $1.8 million and lower income from bank-owned life insurance ("BOLI") of $0.3 million, partially offset by higher other service charges and fees of $0.7 million and higher service charges on deposit accounts of $0.4 million. The decrease from the previous quarter was primarily due to lower mortgage banking income of $0.7 million, lower other service charges and fees of $0.5 million, and lower BOLI income of $0.4 million. The lower mortgage banking income during the current quarter was primarily attributable to lower loan origination activity due to rising interest rates. The lower BOLI income was primarily attributable to volatility in the equity markets. Additional information on other operating income is presented in Table 3.

Other operating expense for the first quarter of 2022 totaled $38.2 million, compared to $37.8 million in the year-ago quarter and $42.4 million in the previous quarter. The increase in other operating expense from the year-ago quarter was primarily due to higher salaries and employee benefits of $1.1 million and higher legal and professional services of $0.2 million, partially offset by lower computer software expense of $0.7 million, and lower advertising expense of $0.5 million. The decrease in other operating expense from the previous quarter is primarily due to lower salaries and employee benefits of $2.1 million, lower net occupancy expense of $0.4 million, lower deferred compensation plan expense of $0.4 million (included in other), lower legal and professional services of $0.3 million, and lower entertainment and promotions expense of $0.3 million (included in other). In addition, other operating expense in the previous quarter included branch consolidation costs of $0.4 million (included in other). Lower salaries and employee benefits during the current quarter was primarily due to lower incentive compensation accruals and commissions,

Central Pacific Financial Reports First Quarter Earnings of $19.4 Million

combined with $1.1 million in severance expense included in the previous quarter. Additional information on other operating expense is presented in Table 3.

The efficiency ratio for the first quarter of 2022 was 63.16%, compared to 62.54% in the year-ago quarter and 65.61% in the previous quarter.

The effective tax rate for the first quarter of 2022 was 23.7%, compared to 23.2% in the year-ago quarter and 25.4% in the previous quarter.

Balance Sheet Highlights
Total assets at March 31, 2022 of $7.30 billion increased from $6.98 billion at March 31, 2021, and decreased from $7.42 billion at December 31, 2021.

Total loans, net of deferred fees and costs, at March 31, 2022 of $5.17 billion increased from $5.14 billion at March 31, 2021, and increased from $5.10 billion at December 31, 2021. The sequential quarter increase in total loans included a net increase in core loans (or non-PPP loans) of $120.3 million led by growth in consumer loans of $45.1 million, home equity loans of $39.1 million, commercial mortgage loans of $23.3 million, and other commercial loans of $14.3 million, partially offset by a decline in PPP loans of $47.1 million due to SBA forgiveness and paydowns. The growth in consumer loans was primarily due to mainland unsecured and automobile portfolio purchases during the quarter. Loans by geographic distribution are summarized in Table 5.

Total deposits at March 31, 2022 of $6.60 billion increased from $6.21 billion at March 31, 2021, and decreased from $6.64 billion at December 31, 2021. Core deposits, which include demand deposits, savings and money market deposits and time deposits up to $250,000, totaled $6.12 billion at March 31, 2022, and decreased by $36.8 million from December 31, 2021. Non-core deposits decreased by $3.3 million from December 31, 2021. The Company's loan-to-deposit ratio was 78.4% at March 31, 2022, compared to 76.8% at December 31, 2021. Core deposit and total deposit balances are summarized in Table 6.

Asset Quality
Nonperforming assets at March 31, 2022 totaled $5.3 million, or 0.07% of total assets, compared to $7.2 million, or 0.10% of total assets at March 31, 2021, and $5.9 million, or 0.08% of total assets at December 31, 2021. Additional information on nonperforming assets, past due and restructured loans is presented in Table 7.

Net charge-offs in the first quarter of 2022 totaled $0.4 million, compared to net charge-offs of $0.7 million in the year-ago quarter, and net recoveries of $0.9 million in the previous quarter.

The allowance for credit losses, as a percentage of total loans at March 31, 2022 was 1.25%, compared to 1.59% at March 31, 2021 and 1.33% at December 31, 2021. Excluding PPP loans, the allowance for credit losses, as a percentage of core loans at March 31, 2022 was 1.26%, compared to 1.36% at December 31, 2021. Additional information on net charge-offs and recoveries and the allowance for credit losses is presented in Tables 8 and 9.

Capital
Total shareholders' equity was $486.3 million at March 31, 2022, compared to $542.9 million and $558.2 million at March 31, 2021 and December 31, 2021, respectively. The decline in shareholders' equity was primarily due to unrealized losses on our available-for-sale investment securities portfolio which flow through accumulated other comprehensive income, and were driven by the rising interest rate environment.

The Company maintained its strong capital position and its capital ratios continue to exceed the levels required to be considered a "well-capitalized" institution for regulatory purposes under Basel III. At March 31, 2022, the Company's leverage capital, tier 1 risk-based capital, total risk-based capital, and common equity tier 1 ratios were 8.5%, 11.9%, 14.2%, and 10.9%, respectively, compared to 8.5%, 12.2%, 14.5%, and 11.2%, respectively, at December 31, 2021.

Non-GAAP Financial Measures
This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items. These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") in that they exclude unusual or non-recurring charges, losses, credits or gains. This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure. Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company's core business results by

Central Pacific Financial Reports First Quarter Earnings of $19.4 Million

investors. These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Conference Call
The Company's management will host a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results. Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://ir.cpb.bank. Alternatively, investors may participate in the live call by dialing 1-844-200-6205 (access code: 544126). A playback of the call will be available through May 18, 2022 by dialing 1-866-813-9403 (access code: 856811) and on the Company's website. Information which may be discussed in the conference call is provided in an earnings supplement presentation on the Company's website at http://ir.cpb.bank.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $7.30 billion in assets as of March 31, 2022. Central Pacific Bank, its primary subsidiary, operates 30 branches and 65 ATMs in the state of Hawaii. For additional information, please visit the Company's website at http://www.cpb.bank.

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Central Pacific Financial Reports First Quarter Earnings of $19.4 Million

Forward-Looking Statements ("FLS")
This document may contain FLS concerning: projections of revenues, expenses, income or loss, earnings or loss per share, capital expenditures, the payment or nonpayment of dividends, capital position, credit losses, net interest margin or other financial items; statements of plans, objectives and expectations of Central Pacific Financial Corp. or its management or Board of Directors, including those relating to business plans, use of capital resources, products or services and regulatory developments and regulatory actions; statements of future economic performance including anticipated performance results from our business initiatives; or any statements of the assumptions underlying or relating to any of the foregoing. Words such as "believes," "plans," "anticipates," "expects," "intends," "forecasts," "hopes," "targeting," "continue," "remain," "will," "should," "estimates," "may" and other similar expressions are intended to identify FLS but are not the exclusive means of identifying such statements.

While we believe that our FLS and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect. Accordingly, actual results could differ materially from those statements or projections for a variety of reasons, including, but not limited to: the adverse effects of the COVID-19 pandemic virus (and ongoing pandemic variants) on local, national and international economies, including, but not limited to, the adverse impact on tourism and construction in the State of Hawaii, our borrowers, customers, third-party contractors, vendors and employees as well as the effects of government programs and initiatives in response to COVID-19; the impact of our participation in the Paycheck Protection Program ("PPP") and fulfillment of government guarantees on our PPP loans; the increase in inventory or adverse conditions in the real estate market and deterioration in the construction industry; adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates, deterioration in asset quality, and losses in our loan portfolio; our ability to achieve the objectives of our RISE2020 initiative; our ability to successfully implement and achieve the objectives of our Banking-as-a-Service ("BaaS") initiatives, including adoption of the initiatives by customers and risks faced by any of our bank collaborations including reputational and regulatory risk; the impact of local, national, and international economies and events (including natural disasters such as wildfires, volcanic eruptions, hurricanes, tsunamis, storms, earthquakes and pandemic viruses and diseases, including COVID-19) on the Company's business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in domestic economic conditions, including any destabilization in the financial industry and deterioration of the real estate market, as well as the impact of declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), changes in capital standards, other regulatory reform and federal and state legislation, including but not limited to regulations promulgated by the Consumer Financial Protection Bureau (the "CFPB"), government-sponsored enterprise reform, and any related rules and regulations which affect our business operations and competitiveness; the costs and effects of legal and regulatory developments, including legal proceedings or regulatory or other governmental inquiries and proceedings and the resolution thereof, the results of regulatory examinations or reviews and the effect of, and our ability to comply with, any regulations or regulatory orders or actions we are or may become subject to; ability to successfully implement our initiatives to lower our efficiency ratio; the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System (the "FRB" or the "Federal Reserve"); inflation, interest rate, securities market and monetary fluctuations, including the anticipated replacement of the London Interbank Offered Rate ("LIBOR") Index and the impact on our loans and debt which are tied to that index and uncertainties regarding potential alternative reference rates, including the Secured Overnight Financing Rate ("SOFR"); negative trends in our market capitalization and adverse changes in the price of the Company's common stock; political instability; acts of war or terrorism; pandemic virus and disease, including COVID-19; changes in consumer spending, borrowings and savings habits; failure to maintain effective internal control over financial reporting or disclosure controls and procedures; cybersecurity and data privacy breaches and the consequence therefrom; the ability to address deficiencies in our internal controls over financial reporting or disclosure controls and procedures; technological changes and developments; changes in the competitive environment among financial holding companies and other financial service providers; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board ("PCAOB"), the Financial Accounting Standards Board ("FASB") and other accounting standard setters and the cost and resources required to implement such changes; our ability to attract and retain key personnel; changes in our personnel, organization, compensation and benefit plans; and our success at managing the risks involved in the foregoing items.

For further information with respect to factors that could cause actual results to materially differ from the expectations or projections stated in the FLS, please see the Company's publicly available Securities and Exchange Commission filings, including the Company's Form 10-K for the last fiscal year and, in particular, the discussion of "Risk Factors" set forth therein. We urge investors to consider all of these factors carefully in evaluating the FLS contained in this Form 8-K. FLS speak only as of the date on which such statements are made. We undertake no obligation to update any FLS to reflect events or circumstances after the date on which such statements are made, or to reflect the occurrence of unanticipated events except as required by law.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited)	TABLE 1

	Three Months Ended
(Dollars in thousands,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
except for per share amounts)	2022	2021	2021	2021	2021
CONDENSED INCOME STATEMENT
Net interest income	$50,935	$53,096	$56,086	$52,061	$49,804
(Credit) provision for credit losses	(3,195)	(7,692)	(2,635)	(3,443)	(821)
Total other operating income	9,551	11,566	10,253	10,530	10,711
Total other operating expense	38,205	42,422	41,345	41,433	37,846
Income tax expense	6,038	7,605	6,814	5,887	5,452
Net income	19,438	22,327	20,815	18,714	18,038
Basic earnings per common share	$0.70	$0.80	$0.74	$0.66	$0.64
Diluted earnings per common share	0.70	0.80	0.74	0.66	0.64
Dividends declared per common share	0.26	0.25	0.24	0.24	0.23

PERFORMANCE RATIOS
Return on average assets (ROA) [1]	1.06%	1.22%	1.15%	1.06%	1.07%
Return on average shareholders’ equity (ROE) [1]	14.44	16.05	14.82	13.56	13.07
Average shareholders’ equity to average assets	7.34	7.61	7.79	7.84	8.19
Efficiency ratio [2]	63.16	65.61	62.32	66.20	62.54
Net interest margin (NIM) [1]	2.97	3.08	3.31	3.16	3.19
Dividend payout ratio [3]	37.14	31.25	32.43	36.36	35.94

SELECTED AVERAGE BALANCES
Average loans, including loans held for sale	$5,114,260	$5,073,069	$5,022,909	$5,110,820	$5,079,874
Average interest-earning assets	6,932,649	6,890,829	6,761,643	6,606,779	6,305,786
Average assets	7,341,850	7,315,325	7,210,210	7,039,928	6,738,825
Average deposits	6,581,593	6,536,826	6,424,768	6,269,516	5,958,742
Average interest-bearing liabilities	4,429,114	4,407,612	4,221,073	4,253,382	4,161,453
Average shareholders’ equity	538,601	556,462	561,606	552,102	551,976

[1] ROA and ROE are annualized based on a 30/360 day convention. Annualized net interest income and expense in the NIM calculation are based on the day count interest payment conventions at the interest-earning asset or interest-bearing liability level (i.e. 30/360, actual/actual).
[2] Efficiency ratio is defined as total operating expense divided by total revenue (net interest income and total other operating income).
[3] Dividend payout ratio is defined as dividends declared per share divided by diluted earnings per share.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited)	TABLE 1 (CONTINUED)

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(dollars in thousands)	2022	2021	2021	2021	2021
REGULATORY CAPITAL RATIOS
Central Pacific Financial Corp.
Leverage capital ratio	8.5%	8.5%	8.5%	8.6%	8.9%
Tier 1 risk-based capital ratio	11.9	12.2	12.2	12.7	13.1
Total risk-based capital ratio	14.2	14.5	14.6	14.9	15.4
Common equity tier 1 capital ratio	10.9	11.2	11.2	11.6	12.0
Central Pacific Bank
Leverage capital ratio	9.0	8.9	9.0	9.1	9.4
Tier 1 risk-based capital ratio	12.6	12.8	13.0	13.5	13.9
Total risk-based capital ratio	13.8	14.0	14.3	14.6	15.0
Common equity tier 1 capital ratio	12.6	12.8	13.0	13.5	13.9

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(dollars in thousands, except for per share amounts)	2022	2021	2021	2021	2021
BALANCE SHEET
Total loans, net of deferred fees and costs	$5,174,837	$5,101,649	$5,045,797	$5,077,318	$5,137,849
Total assets	7,298,819	7,419,089	7,298,231	7,178,481	6,979,265
Total deposits	6,599,031	6,639,158	6,515,863	6,397,159	6,208,950
Long-term debt	105,677	105,616	105,556	105,495	105,436
Total shareholders’ equity	486,328	558,219	555,419	552,793	542,865
Total shareholders’ equity to total assets	6.66%	7.52%	7.61%	7.70%	7.78%

ASSET QUALITY
Allowance for credit losses (ACL)	$64,754	$68,097	$74,587	$77,781	$81,553
Nonaccrual loans	5,336	5,881	7,237	6,745	7,194
Non-performing assets (NPA)	5,336	5,881	7,237	6,745	7,194
ACL to total loans	1.25%	1.33%	1.48%	1.53%	1.59%
ACL to core loans (refer to Table 9)	1.26%	1.36%	1.55%	1.68%	1.80%
ACL to nonaccrual loans	1,213.53%	1,157.92%	1,030.63%	1,153.17%	1,133.63%
NPA to total assets	0.07%	0.08%	0.10%	0.09%	0.10%

PER SHARE OF COMMON STOCK OUTSTANDING
Book value per common share	$17.63	$20.14	$19.84	$19.59	$19.19
Closing market price per common share	27.90	28.17	25.68	26.06	26.68

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)	TABLE 2

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands, except share data)	2022	2021	2021	2021	2021
ASSETS
Cash and due from financial institutions	$83,947	$81,506	$108,669	$116,009	$93,358
Interest-bearing deposits in other financial institutions	118,183	247,401	240,173	224,469	166,533
Investment securities:
Available-for-sale debt securities, at fair value	1,199,482	1,631,699	1,535,450	1,407,340	1,216,341
Held-to-maturity debt securities, at amortized cost; fair value of: $329,503 at March 31, 2022, none at December 31, 2021, September 30, 2021, June 30, 2021, and March 31, 2021	329,507	—	—	—	—
Equity securities, at fair value	—	—	1,593	1,578	1,435
Total investment securities	1,528,989	1,631,699	1,537,043	1,408,918	1,217,776
Loans held for sale	4,677	3,531	5,290	5,361	5,234
Loans, net of deferred fees and costs	5,174,837	5,101,649	5,045,797	5,077,318	5,137,849
Less: allowance for credit losses	64,754	68,097	74,587	77,781	81,553
Loans, net of allowance for credit losses	5,110,083	5,033,552	4,971,210	4,999,537	5,056,296
Premises and equipment, net	79,455	80,354	80,190	76,740	72,599
Accrued interest receivable	16,423	16,709	17,110	19,014	19,440
Investment in unconsolidated entities	31,092	29,679	30,397	31,052	31,487
Mortgage servicing rights	9,480	9,738	9,976	10,500	11,094
Bank-owned life insurance	167,407	169,148	167,961	167,289	167,110
Federal Home Loan Bank ("FHLB") stock	8,943	7,964	7,952	8,149	8,155
Right of use lease asset	38,435	39,441	40,757	41,890	44,727
Other assets	101,705	68,367	81,503	69,553	85,456
Total assets	$7,298,819	$7,419,089	$7,298,231	$7,178,481	$6,979,265
LIABILITIES
Deposits:
Noninterest-bearing demand	$2,269,562	$2,291,246	$2,195,404	$2,203,806	$2,070,428
Interest-bearing demand	1,433,284	1,415,277	1,372,626	1,341,280	1,237,574
Savings and money market	2,197,647	2,225,903	2,296,968	2,048,945	2,004,368
Time	698,538	706,732	650,865	803,128	896,580
Total deposits	6,599,031	6,639,158	6,515,863	6,397,159	6,208,950
Long-term debt	105,677	105,616	105,556	105,495	105,436
Lease liability	39,610	40,731	41,933	43,112	46,033
Other liabilities	68,123	75,317	79,412	79,874	75,933
Total liabilities	6,812,441	6,860,822	6,742,764	6,625,640	6,436,352
EQUITY
Shareholders' equity:
Preferred stock, no par value, authorized 1,000,000 shares; issued and outstanding: none at March 31, 2022, December 31, 2021, September 30, 2021, June 30, 2021, and March 31, 2021	—	—	—	—	—
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding: 27,584,929 at March 31, 2022, 27,714,071 at December 31, 2021, 27,999,588 at September 30, 2021, 28,218,860 at June 30, 2021, and 28,282,530 at March 31, 2021	421,153	426,091	436,957	440,854	443,505
Additional paid-in capital	98,270	98,073	97,279	96,182	95,721
Retained earnings	54,252	42,015	22,916	10,831	628
Accumulated other comprehensive (loss) income	(87,347)	(7,960)	(1,733)	4,926	3,011
Total shareholders' equity	486,328	558,219	555,419	552,793	542,865
Non-controlling interest	50	48	48	48	48
Total equity	486,378	558,267	555,467	552,841	542,913
Total liabilities and equity	$7,298,819	$7,419,089	$7,298,231	$7,178,481	$6,979,265

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)	TABLE 3

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands, except per share data)	2022	2021	2021	2021	2021
Interest income:
Interest and fees on loans	$44,949	$47,576	$51,104	$49,024	$46,074
Interest and dividends on investment securities:
Taxable investment securities	7,134	6,667	6,210	4,447	5,106
Tax-exempt investment securities	651	642	470	346	514
Dividend income on investment securities	21	21	18	18	18
Interest on deposits in other financial institutions	72	86	105	61	10
Dividend income on FHLB stock	59	61	62	63	59
Total interest income	52,886	55,053	57,969	53,959	51,781
Interest expense:
Interest on deposits:
Demand	112	104	101	93	86
Savings and money market	329	352	332	282	274
Time	469	478	428	498	588
Interest on short-term borrowings	—	—	—	—	2
Interest on long-term debt	1,041	1,023	1,022	1,025	1,027
Total interest expense	1,951	1,957	1,883	1,898	1,977
Net interest income	50,935	53,096	56,086	52,061	49,804
(Credit) provision for credit losses	(3,195)	(7,692)	(2,635)	(3,443)	(821)
Net interest income after (credit) provision for credit losses	54,130	60,788	58,721	55,504	50,625
Other operating income:
Mortgage banking income	1,172	1,902	1,327	1,533	2,970
Service charges on deposit accounts	1,861	1,800	1,637	1,443	1,478
Other service charges and fees	4,488	5,016	4,942	4,619	3,790
Income from fiduciary activities	1,154	1,283	1,292	1,269	1,231
Net gain on sales of investment securities	—	—	100	50	—
Income from bank-owned life insurance	539	946	540	1,210	797
Other	337	619	415	406	445
Total other operating income	9,551	11,566	10,253	10,530	10,711
Other operating expense:
Salaries and employee benefits	20,942	23,030	23,566	23,790	19,827
Net occupancy	3,774	4,129	4,185	4,055	3,764
Equipment	1,082	1,207	1,089	1,048	1,000
Communication	806	922	824	756	769
Legal and professional services	2,626	2,928	2,575	2,572	2,377
Computer software	3,082	3,125	2,998	3,398	3,783
Advertising	1,150	1,179	1,329	1,329	1,658
Other	4,743	5,902	4,779	4,485	4,668
Total other operating expense	38,205	42,422	41,345	41,433	37,846
Income before income taxes	25,476	29,932	27,629	24,601	23,490
Income tax expense	6,038	7,605	6,814	5,887	5,452
Net income	$19,438	$22,327	$20,815	$18,714	$18,038
Per common share data:
Basic earnings per share	$0.70	$0.80	$0.74	$0.66	$0.64
Diluted earnings per share	0.70	0.80	0.74	0.66	0.64
Cash dividends declared	0.26	0.25	0.24	0.24	0.23
Basic weighted average shares outstanding	27,591,390	27,769,651	27,967,089	28,173,710	28,108,648
Diluted weighted average shares outstanding	27,874,924	28,045,826	28,175,953	28,456,624	28,313,014

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)
(Unaudited)	TABLE 4

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average	Average		Average	Average		Average	Average
(Dollars in thousands)	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest
ASSETS
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$157,861	0.18%	$72	$225,560	0.15%	$86	$43,442	0.10%	$10
Investment securities, excluding valuation allowance:
Taxable	1,535,039	1.86	7,155	1,469,711	1.82	6,688	1,081,271	1.90	5,124
Tax-exempt [1]	117,493	2.80	824	114,529	2.84	813	93,665	2.78	651
Total investment securities	1,652,532	1.93	7,979	1,584,240	1.89	7,501	1,174,936	1.97	5,775
Loans, including loans held for sale	5,114,260	3.54	44,949	5,073,069	3.73	47,576	5,079,874	3.66	46,074
Federal Home Loan Bank stock	7,996	2.98	59	7,960	3.05	61	7,534	3.13	59
Total interest-earning assets	6,932,649	3.08	53,059	6,890,829	3.19	55,224	6,305,786	3.32	51,918
Noninterest-earning assets	409,201			424,496			433,039
Total assets	$7,341,850			$7,315,325			$6,738,825

LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,425,303	0.03%	$112	$1,383,696	0.03%	$104	$1,186,963	0.03%	$86
Savings and money market deposits	2,212,426	0.06	329	2,224,592	0.06	352	1,972,800	0.06	274
Time deposits up to $250,000	223,661	0.28	156	225,451	0.31	176	236,828	0.41	241
Time deposits over $250,000	462,087	0.28	313	468,292	0.26	302	657,004	0.21	347
Total interest-bearing deposits	4,323,477	0.09	910	4,302,031	0.09	934	4,053,595	0.09	948
Federal Home Loan Bank advances and other short-term borrowings	—	—	—	—	—	—	2,456	0.30	2
Long-term debt	105,637	4.00	1,041	105,581	3.85	1,023	105,402	3.95	1,027
Total interest-bearing liabilities	4,429,114	0.18	1,951	4,407,612	0.18	1,957	4,161,453	0.19	1,977
Noninterest-bearing deposits	2,258,116			2,234,795			1,905,147
Other liabilities	115,971			116,408			120,247
Total liabilities	6,803,201			6,758,815			6,186,847
Shareholders’ equity	538,601			556,462			551,976
Non-controlling interest	48			48			2
Total equity	538,649			556,510			551,978
Total liabilities and equity	$7,341,850			$7,315,325			$6,738,825

Net interest income			$51,108			$53,267			$49,941

Interest rate spread		2.90%			3.01%			3.13%

Net interest margin		2.97%			3.08%			3.19%

[1] Interest income and resultant yield information for tax-exempt investment securities is expressed on a taxable-equivalent basis using a federal statutory tax rate of 21%.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Loans by Geographic Distribution
(Unaudited)	TABLE 5

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2022	2021	2021	2021	2021
HAWAII:
Commercial, financial and agricultural:
SBA Paycheck Protection Program	$43,380	$87,459	$198,315	$395,352	$548,880
Other	407,559	422,388	404,751	389,341	399,154
Real estate:
Construction	122,329	122,867	128,908	133,457	137,976
Residential mortgage	1,874,048	1,875,980	1,748,729	1,711,801	1,687,513
Home equity	676,326	637,249	618,951	583,430	559,514
Commercial mortgage	927,241	922,146	915,746	926,006	911,216
Consumer	337,188	333,843	331,987	328,332	319,032
Total loans, net of deferred fees and costs	4,388,071	4,401,932	4,347,387	4,467,719	4,563,285
Allowance for credit losses	(51,521)	(55,808)	(62,126)	(67,773)	(70,961)
Loans, net of allowance for credit losses	$4,336,550	$4,346,124	$4,285,261	$4,399,946	$4,492,324

U.S. MAINLAND: [1]
Commercial, financial and agricultural:
SBA Paycheck Protection Program	$851	$3,868	$20,356	$39,258	$48,939
Other	136,857	107,733	114,122	96,884	115,035
Real estate:
Construction	988	—	—	—	—
Commercial mortgage	316,258	298,058	292,671	260,424	253,122
Consumer	331,812	290,058	271,261	213,033	157,468
Total loans, net of deferred fees and costs	786,766	699,717	698,410	609,599	574,564
Allowance for credit losses	(13,233)	(12,289)	(12,461)	(10,008)	(10,592)
Loans, net of allowance for credit losses	$773,533	$687,428	$685,949	$599,591	$563,972

TOTAL:
Commercial, financial and agricultural:
SBA Paycheck Protection Program	$44,231	$91,327	$218,671	$434,610	$597,819
Other	544,416	530,121	518,873	486,225	514,189
Real estate:
Construction	123,317	122,867	128,908	133,457	137,976
Residential mortgage	1,874,048	1,875,980	1,748,729	1,711,801	1,687,513
Home equity	676,326	637,249	618,951	583,430	559,514
Commercial mortgage	1,243,499	1,220,204	1,208,417	1,186,430	1,164,338
Consumer	669,000	623,901	603,248	541,365	476,500
Total loans, net of deferred fees and costs	5,174,837	5,101,649	5,045,797	5,077,318	5,137,849
Allowance for credit losses	(64,754)	(68,097)	(74,587)	(77,781)	(81,553)
Loans, net of allowance for credit losses	$5,110,083	$5,033,552	$4,971,210	$4,999,537	$5,056,296

[1] U.S. Mainland includes territories of the United States.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Deposits
(Unaudited)	TABLE 6

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2022	2021	2021	2021	2021
Noninterest-bearing demand	$2,269,562	$2,291,246	$2,195,404	$2,203,806	$2,070,428
Interest-bearing demand	1,433,284	1,415,277	1,372,626	1,341,280	1,237,574
Savings and money market	2,197,647	2,225,903	2,296,968	2,048,945	2,004,368
Time deposits less than $100,000	132,712	136,584	139,358	141,498	145,497
Other time deposits $100,000 to $250,000	87,838	88,873	87,491	89,710	88,814
Core deposits	6,121,043	6,157,883	6,091,847	5,825,239	5,546,681

Government time deposits	188,000	214,950	238,950	403,755	500,194
Other time deposits greater than $250,000	289,988	266,325	185,066	168,165	162,075
Total time deposits greater than $250,000	477,988	481,275	424,016	571,920	662,269
Total deposits	$6,599,031	$6,639,158	$6,515,863	$6,397,159	$6,208,950

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Nonperforming Assets, Past Due and Restructured Loans
(Unaudited)	TABLE 7

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2022	2021	2021	2021	2021
Nonaccrual loans: [1]
Commercial, financial and agricultural - Other	$293	$183	$689	$699	$1,412
Real estate:
Residential mortgage	3,804	4,623	5,351	5,280	4,553
Home equity	820	786	880	434	439
Consumer	419	289	317	332	790
Total nonaccrual loans	5,336	5,881	7,237	6,745	7,194
Other real estate owned ("OREO"):
Real estate:
Residential mortgage	—	—	—	—	—
Total OREO	—	—	—	—	—
Total nonperforming assets ("NPAs")	5,336	5,881	7,237	6,745	7,194
Loans delinquent for 90 days or more still accruing interest: [1]
Commercial, financial and agricultural - Other	592	945	—	29	—
Real estate:
Residential mortgage	111	—	444	1,438	4,522
Home equity	—	44	—	—	—
Consumer	621	374	166	100	262
Total loans delinquent for 90 days or more still accruing interest	1,324	1,363	610	1,567	4,784
Restructured loans still accruing interest: [1]
Commercial, financial and agricultural - Other	—	—	12	26	63
Real estate:
Residential mortgage	2,751	3,768	4,458	4,258	5,473
Commercial mortgage	1,004	1,043	1,577	1,636	1,698
Consumer	83	92	99	132	198
Total restructured loans still accruing interest	3,838	4,903	6,146	6,052	7,432
Total NPAs and loans delinquent for 90 days or more and restructured loans still accruing interest	$10,498	$12,147	$13,993	$14,364	$19,410

Total nonaccrual loans as a percentage of total loans	0.10%	0.12%	0.14%	0.13%	0.14%
Total NPAs as a percentage of total loans and OREO	0.10%	0.12%	0.14%	0.13%	0.14%
Total NPAs and loans delinquent for 90 days or more still accruing interest as a percentage of total loans and OREO	0.13%	0.14%	0.16%	0.16%	0.23%
Total NPAs, loans delinquent for 90 days or more and restructured loans still accruing interest as a percentage of total loans and OREO	0.20%	0.24%	0.28%	0.28%	0.38%

Quarter-to-quarter changes in NPAs:
Balance at beginning of quarter	$5,881	$7,237	$6,745	$7,194	$6,192
Additions	1,659	1,375	1,951	1,879	2,257
Reductions:
Payments	(1,598)	(933)	(767)	(1,120)	(292)
Return to accrual status	(38)	(1,034)	(141)	(84)	(99)
Charge-offs, valuation and other adjustments	(568)	(764)	(551)	(1,124)	(864)
Total reductions	(2,204)	(2,731)	(1,459)	(2,328)	(1,255)
Balance at end of quarter	$5,336	$5,881	$7,237	$6,745	$7,194

[1] Section 4013 of the CARES Act and the revised Interagency Statement were applied to loan modifications related to the COVID-19 pandemic as eligible and applicable. This relief ended on January 1, 2022. These loan modifications were not included in the delinquent or restructured loan balances presented above.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Allowance for Credit Losses on Loans
(Unaudited)	TABLE 8

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2022	2021	2021	2021	2021
Allowance for credit losses ("ACL"):
ACL at beginning of period	$68,097	$74,587	$77,781	$81,553	$83,269

(Credit) provision for credit losses on loans [1] [2]	(2,931)	(7,417)	(2,969)	(2,963)	(974)

Charge-offs:
Commercial, financial and agricultural - Other	254	379	334	401	609
Consumer	1,216	952	829	1,523	1,098
Total charge-offs	1,470	1,331	1,163	1,924	1,707

Recoveries:
Commercial, financial and agricultural - Other	350	358	281	276	89
Real estate:
Construction	—	1,159	—	—	—
Residential mortgage	112	13	53	186	106
Home equity	—	—	—	—	9
Commercial mortgage	—	—	—	65	8
Consumer	596	728	604	588	753
Total recoveries	1,058	2,258	938	1,115	965
Net (recoveries) charge-offs	412	(927)	225	809	742
ACL at end of period	$64,754	$68,097	$74,587	$77,781	$81,553

Average loans, net of deferred fees and costs	$5,114,260	$5,073,069	$5,022,909	$5,110,820	$5,079,874
Annualized ratio of net charge-offs to average loans	0.03%	(0.07)%	0.02%	0.06%	0.06%

[1] In 2020, the Company recorded a reserve on accrued interest receivable ("AIR") of $0.2 million for loans on payment forbearance or deferral, which were granted to borrowers impacted by the COVID-19 pandemic. This reserve was recorded as a contra-asset against AIR with the offset to the provision for credit losses. During the second quarter of 2021, the Company reversed the entire reserve on AIR. The provision for credit losses presented in this table excludes the provision for credit losses on AIR.
[2] As of January 1, 2021, the provision for credit losses on off-balance sheet credit exposures (previously included in other operating expense) is included in the provision for credit losses line on the consolidated statements of income. The allowance for off-balance sheet credit exposures continues to be included in other liabilities. For roll-forward purposes, in this table we exclude the provision for credit losses on off-balance sheet credit exposures.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)	TABLE 9

The following table sets forth a reconciliation of our core loans and the ratios of our allowance for credit losses ("ACL") to total loans and ACL to core loans (or total loans, excluding SBA Paycheck Protection Program ("PPP") loans), for each of the periods indicated:

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2022	2021	2021	2021	2021
ACL	$64,754	$68,097	$74,587	$77,781	$81,553

Total loans	$5,174,837	$5,101,649	$5,045,797	$5,077,318	$5,137,849
Less: PPP loans	44,231	91,327	218,671	434,610	597,819
Core loans (or total loans, excluding PPP loans)	$5,130,606	$5,010,322	4,827,126	4,642,708	$4,540,030

Ratio of ACL to total loans	1.25%	1.33%	1.48%	1.53%	1.59%
Ratio of ACL to core loans	1.26%	1.36%	1.55%	1.68%	1.80%